As filed with the Securities and Exchange Commission on November 16, 2023

Registration No. 333-275569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIXELWORKS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	91-1761992
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16760 SW Upper Boones Ferry Rd., Suite 101

Portland, OR 97224

(503) 601-4545

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Todd A. DeBonis

President and Chief Executive Officer

Pixelworks, Inc.

16760 SW Upper Boones Ferry Rd., Suite 101

Portland, OR 97224

(503) 601-4545

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christina F. Pearson, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover St.

Palo Alto, California 94304

(650) 233-4500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-275569) (the “Registration Statement”) is being filed solely for the purpose of including the delaying amendment language set forth on the cover page hereto. This Pre-Effective Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and, accordingly, such prospectus has not been included herein. This Pre-Effective Amendment No. 1 is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by us in connection with the offering of our common stock being registered hereby.

SEC Registration Fee		$—
Printing Expenses	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Miscellaneous	$	*

Total		$—

*	These fees are calculated based on the number of shares being offered and the number of issuances. Accordingly, such fees cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

As an Oregon corporation, the Company is subject to the Oregon Business Corporation Act, or the OBCA, and the exculpation from liability and indemnification provisions contained therein. Section 60.047(2) of the OBCA and Article V of the Company’s Sixth Amended and Restated Articles of Incorporation, as amended, eliminates the liability of the Company’s directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any unlawful distribution under O.R.S. 60.367, or any transaction from which the director or officer derived an improper personal benefit.

Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnifications against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

Additionally, we have entered into indemnity agreements with certain of our officers and directors. The indemnity agreements require us to, among other things, indemnify the officer or director against all expenses incurred by such officer or director as a result of being named or threatened to be named as a party to any proceeding as a result of such officer or director’s service in such capacity, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal proceeding, that such officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnity agreements also require us to indemnify the officer or director to the fullest extent permitted by law, provided that no indemnification will be provided if such officer or director’s conduct constitutes a breach of the duty of loyalty to the Company or is an act or omission not in good faith or involves intentional misconduct or a knowing violation of the law.

Item 16.	Exhibits and Financial Schedule

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

4.1	Amended and Restated Articles of Incorporation of Pixelworks, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 9, 2022).

4.2	Third Amended and Restated Bylaws of Pixelworks, Inc. (incorporated by reference to Exhibit 3(ii).1 to the Company’s Current Report on Form 8-K filed on February 2, 2023).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed on November 6, 2020).

5.1+	Opinion of Tonkon Torp LLP.

23.1+	Consent of Tonkon Torp LLP (included in legal opinion filed as Exhibit 5.1).

23.2+	Consent of Armanino LLP, Independent Registered Public Accounting Firm.

24.1+	Powers of Attorney.

107+	Filing Fee Table.

*	To be filed by amendment hereto or pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.
+	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Pixelworks, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on November 16, 2023.

PIXELWORKS, INC.

By:	/s/ Todd A. DeBonis
Todd A. DeBonis
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated below and on the dates indicated.

/s/ Todd A. DeBonis Todd A. DeBonis	President, Chief Executive Officer (Principal Executive Officer), and Director	November 16, 2023

/s/ Haley F. Aman Haley F. Aman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2023

*	Director	November 16, 2023
Amy L. Bunszel

*	Director	November 16, 2023
Dean W. Butler

*	Director	November 16, 2023
C. Scott Gibson

*	Director	November 16, 2023
Daniel J. Heneghan

*	Director	November 16, 2023
David J. Tupman

*	Director	November 16, 2023
John Y. Liu

*By:	/s/ Haley F. Aman
Haley F. Aman
Attorney-in-Fact